 Exhibit 10.36

[DATE]
PRIVATE & CONFIDENTIAL

[EXECUTIVE NAME]

[TITLE]

The Elmet Group Co.

Re: Executive Compensation Side Letter

Dear [FIRST NAME]:

As part of the Company’s effort to formalize and align its executive compensation framework, this letter sets forth certain compensation and related employment terms applicable to your continued service with The Elmet Group Co. (the “Company”). This letter is intended to document the executive specific terms applicable to you, while the terms of broader Company programs, plans, and policies remain governed by their respective documents. Except as expressly set forth herein, your employment relationship and other existing obligations remain unchanged. . The terms set forth in this letter shall become effective upon the effective date of the Company’s initial public offering.

1. Position

You will continue to serve as [TITLE] and report to [REPORTING RELATIONSHIP]. Your principal place of employment will be [LOCATION], subject to such travel and business responsibilities as are reasonably required for your role.

2. Base Salary

Your annual base salary will be $[AMOUNT], less applicable taxes and withholdings, payable in accordance with the Company’s regular payroll practices.

3. Annual Incentive Opportunity

You will be eligible to participate in the Company’s annual incentive program as in effect from time to time. Your target annual bonus opportunity will be [__]% of your annual base salary, subject to the terms and conditions of the applicable program and any required approval process.

4. Equity Compensation

Subject to required approvals and the terms of the applicable equity plan and award agreements, the following equity arrangements apply to your role:

●	Existing approved award: [NUMBER] [shares / units / award type], vesting [VESTING TERMS].

●	2026 equity award: a [TYPE OF AWARD] covering [NUMBER] shares or units, expected to vest [VESTING TERMS].

●	2026 award: an additional [TYPE OF AWARD] with a target grant value of $[AMOUNT], expected to vest [VESTING TERMS].

Grant mechanics: The actual number of shares or units subject to any value-based award will be determined based on the IPO price, and all such awards remain subject to the required approvals, applicable plan terms, and award agreements.

5. Benefits

You will continue to be eligible to participate in the employee benefit plans and programs made available by the Company to similarly situated executives, subject to the terms of those plans and programs, as amended from time to time.

6. Executive Severance Policy

You have been designated by the Company as a covered executive under the Company’s Executive Severance Policy, a copy of which is attached as Exhibit A. In general, that policy provides severance protection in the event of a qualifying involuntary termination of your employment by the Company without Cause that does not occur in connection with a Change in Control, subject to the terms, conditions, limitations, and release requirements set forth in the policy.

7. Executive Change in Control Severance Policy

You have been designated by the Company as a covered executive under the Company’s Executive Change in Control Severance Policy, a copy of which is attached as Exhibit B. In general, that policy provides double trigger severance protection in the event of a qualifying termination of employment in connection with a Change in Control, subject to the terms, conditions, limitations, and release requirements set forth in the policy.

8. Governing Policy Documents

The Executive Severance Policy and Executive Change in Control Severance Policy attached to this letter as Exhibit A and Exhibit B, respectively, govern the terms of your participation in those programs. In the event of any inconsistency between this letter and either such policy, the terms of the applicable policy will control.

9. At Will Employment

Nothing in this letter changes the at will nature of your employment. Your employment with the Company remains at will, which means that either you or the Company may terminate the employment relationship at any time, with or without cause and with or without advance notice, subject only to the terms of any applicable Company policy or written agreement.

10. Restrictive Covenants and Other Continuing Obligations

You remain subject to any confidentiality, invention assignment, non solicitation, non competition, cooperation, return of property, or similar obligations contained in any agreement between you and the Company or otherwise applicable under law.

11. Limited Scope; No Other Changes

This letter sets forth the understanding between you and the Company solely with respect to the specific compensation and related employment terms expressly addressed in this letter. Except as expressly provided herein, this letter does not amend, replace, or supersede any other terms and conditions of your employment set forth in any prior offer letter, Company plan, policy, or other written agreement that remains in effect, including any terms relating to paid time off, benefits, work location, or other employment arrangements.

Please sign below to acknowledge your acceptance of this letter.

Sincerely

THE ELMET GROUP CO.	Accepted and Agreed:

By:
Peter Anania	[EXECUTIVE NAME]
Chief Executive Officer	Date:

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